Exhibit 10.23

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), between Life Time, Inc., a Minnesota corporation with its principal offices located at 2902 Corporate Place, Chanhassen, MN 55317 (together with its parents, affiliates and subsidiaries, “Life Time” or the “Company”), and Jeffrey G. Zwiefel, having a mailing address of 1051 West 82nd Street, Chaska, MN 55318 (“Consultant” and together with Life Time, Inc., collectively, the “Parties” and individually, a “Party”), determines the rights and obligations of the Parties for the services provided to Life Time hereunder and is effective as of December 31, 2023 and simultaneous with the termination of Consultant’s employment with the Company (the “Effective Date”). For purposes of clarity, Consultant served as the Company’s President and Chief Operating Officer through and including December 31, 2023.
1.    Purpose: The Parties wish to enter into this Agreement whereby Consultant will provide to Life Time consulting services related to Company strategy and operations, guidance to the office of the Chief Executive Officer, and special projects as defined and requested by the Company (collectively, the “Services”). Areas of consulting service may include, but are not limited to: (1) new business development opportunities, such as recovery, wellness and anti-aging; (2) professional development, including coaching and career pathing; and (3) succession planning/talent assessment. The scope and timing of the Services provided under this Agreement will be mutually agreed upon by Consultant and the Company’s Chief Executive Officer.
2.    Independent Contractor: In connection with this Agreement, Consultant is an Independent Contractor. During the performance of the services, Consultant will not be considered an employee or joint employee of Life Time within the meaning or the applications of any federal, state county, provincial, or local laws or regulations including, but not limited to, laws or regulations covering unemployment insurance, employment benefits, old age benefits, workers’ compensation benefits and/or coverage, industrial accident coverage, the tracking and recording of Consultant working time, the payment of minimum wage and overtime as applicable, the timely and complete payment of all earned and owed wages and compensation, working hours limitations and scheduling obligations, prohibited employment practices, including, without limitation, discrimination, harassment, and retaliation, identification and work eligibility, and tax obligations of any kind. Accordingly, Consultant shall have the sole responsibility for paying all such taxes and other amounts due under applicable laws and regulations, and for providing any and all benefits, in respect to Consultant, if any.
The services shall be performed by Consultant without direct supervision by Life Time, and Life Time shall not exercise control or direction over Consultant as to the means and/or methods for accomplishing mutually agreed upon results. Neither Party will have any authority, express or implied, to act for or to bind the other Party in any way, or to represent that it is in any way responsible for the acts, debts, liabilities or omissions of the other Party. Additionally, the services provided by Consultant are personal in nature. As such, Consultant cannot assign, subcontract or otherwise transfer Consultant’s obligations under this Agreement without Life Time’s prior written consent. Neither Party will have the right to use the other Party’s names or logos for any reason without the other’s prior written permission.
Consultant and Life Time expressly represent and agree that: (a) the services performed by Consultant hereunder are not an integral part of the Company’s overall business; (b) Consultant’s opportunity for profit or loss depends on his own skill; (c) the extent of the relative investments of the Company and Consultant are consistent with an independent contractor relationship; (d) Consultant’s services performed hereunder require special skills and initiative; (e) the relationship between Consultant and the Company is not permanent; and (f) the Company does not exercise or retain control over Consultant and/or the means, methods, materials, time, place, and/or any other elements associated with Consultant’s completion of services under this Agreement. Consultant represents and agrees that Consultant is in business for himself and is economically independent from the Company, and will not take the position that Consultant is not an independent contractor at any time.
3.    Consideration for Services:
A.     Life Time’s CEO will provide Consultant with discrete projects for completion under the terms of this Agreement. The Company will pay Consultant $400.00 (Four hundred dollars and zero cents) per hour for the time it takes to complete these projects in consideration for Consultant’s services and covenants under this Agreement. For the first two years of this Agreement, the Company expects to
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provide Consultant with projects that it anticipates will take a minimum of 84 (eighty-four) hours per month to complete. As such, for the first two years of the Agreement (for the sake of clarity, until December 31, 2025), the Company agrees to pay Consultant a minimum of $33,600.00 (Thirty-three thousand six hundred dollars and zero cents) per month. Thereafter, Consultant will continue to perform active services for the remaining two years of this Agreement based on projects mutually agreed upon by the Parties. This sum will be all-inclusive of professional fees, expenses (except as noted below), and applicable taxes. As a condition of payment, Consultant must submit a completed IRS Form W-9 and must submit an accurate invoice of hours worked on a monthly basis. The Company will provide payment to Consultant in the normal course of business, but no later than 30 (thirty) days from the date of invoice and documentation submission from Consultant. Life Time will issue Consultant an IRS Form 1099 for these payments in the normal course of business. All payments made in connection with this Agreement are exclusive of taxes imposed by governmental entities of whatever kind. Consultant shall be responsible for any taxes relating to payments, fees, or benefits Consultant receives under this Agreement.

In addition, the Company will reimburse all reasonable and documented out-of-pocket travel-related expenses incurred by Consultant in order to perform the Services. Such reimbursement by the Company shall be paid to Consultant in the normal course of business, but no later than 60 days from the date of invoice and documentation submission from Consultant.

B.     In exchange for valuable consideration, the sufficiency of which both Parties acknowledge, Consultant, while an employee of the Company, previously entered into the following equity award agreements with Life Time Group Holdings, Inc. (f/k/a LTF Holdings, Inc. and a parent entity of Life Time, Inc.) (“Holdings”) (collectively, the “Equity Award Agreements”): (1) the Non-Qualified Stock Option Agreement, dated June 8, 2016; (2) the Non-Qualified Stock Option Agreement, dated March 23, 2017; (3) the Non-Qualified Stock Option Agreement, dated May 3, 2021; (4) the Stock Option Grant Notices and Stock Option Agreements, dated October 6, 2021, March 17, 2022 and March 9, 2023; and (5) the Restricted Stock Unit Grant Notices and Restricted Stock Unit Agreements dated October 12, 2021, March 11, 2022, March 9, 2023 and March 9, 2023, respectively. Effective upon the termination of Consultant’s employment with the Company on the Effective Date, Consultant entered into an Agreement and General Release with the Company (the “Agreement and General Release”). Paragraph 7 of the Agreement and General Release outlined the treatment of Consultant’s equity-based awards, including that Consultant’s unvested equity-based awards would continue to vest under the terms of the applicable Equity Award Agreements on the condition that Consultant continued to provide active services to the Company through the applicable vesting date (and that such unvested equity-based awards would continue to vest under the terms of the applicable Equity Award Agreements if Consultant ceased to provide active services to the Company as a result of Consultant’s death or Disability after the Effective Date) and that Consultant’s stock options that have vested as of the date that Consultant ceases to provide services to the Company (or that vest following Consultant’s death or Disability) would remain outstanding and exercisable for their stated term (and not expire and be forfeited in connection with such termination of service). For the sake of clarity, Paragraph 7 of the Agreement and General Release is incorporated by reference into this Agreement.

Consultant acknowledges and agrees that, except as explicitly set forth in Paragraph 7 of the Agreement and General Release and in Section 4D below, all terms and conditions of the applicable Equity Award Agreements remain in effect and enforceable, including, but not limited to, the restrictive covenants set forth therein, which apply to Consultant during service with the Company and for a set period of time following that service as set forth in Section 4D below. Consultant agrees to abide by the same and reaffirms Consultant’s prior agreement to comply with such Equity Award Agreements, including the restrictive covenants set forth therein (as amended by Section 4D below).

4.    Term and Termination:
A. This Agreement shall commence on the Effective Date and shall continue in effect until March 31, 2027, unless otherwise extended and/or renewed in writing by mutual agreement of the Parties (the “Expiration Date”). The period from the Effective Date until the Expiration Date or such earlier date that this Agreement is terminated pursuant to Section 4B shall be the “Term.”
B. This Agreement will only be terminated for the following reasons: (1) Consultant may cancel this Agreement at any time with 30 (thirty) days’ written notice; (2) this Agreement shall terminate automatically upon Consultant’s death or Disability before the Expiration Date; and (3) the Company may terminate this Agreement before the Expiration Date for Cause upon 30 (thirty) days’ written
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notice to Consultant setting forth in detail the alleged events constituting Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events unless, to the extent capable of correction, Consultant fully corrects the circumstances constituting Cause within thirty (30) days after receipt of a notice of termination from the Company: (i) repeated and willful or grossly negligent failure by Consultant to perform the Services under this Agreement; (ii) Consultant’s willful or grossly negligent violation of any material Company rule, procedure or policy applicable to Consultant’s work under this Agreement, or breach of any material non-disclosure, non-competition, non-solicitation or other similar agreement between the Company (or any parent, subsidiary or affiliate thereof) and Consultant, including the restrictive covenant provisions set forth in the Equity Award Agreements (as amended by Section 4D below); (iii) Consultant’s plea of nolo contendere to, or conviction of a felony or a crime of moral turpitude or involving fraud or dishonesty (other than minor traffic violations or similar offenses); (iv) the perpetration of any act of fraud, embezzlement or material dishonesty against or affecting the Company, any of its subsidiaries, or any customer, agent or employee thereof; (v) material breach of this Agreement (or any other written agreement by and between Consultant and the Company) by Consultant; (vi) repeated insolent or abusive conduct towards agents, employees, or customers of Company (including its parents, subsidiaries, and affiliates), including but not limited to, harassment of others of a racial or sexual nature; or (vii) engaging in any act of material self-dealing involving the Company or opportunities identified as a result of Consultant performing work under this Agreement or during Consultant’s prior employment with the Company without prior notice to and consent by the Company. For purposes of this provision, no act or failure to act shall be deemed “willful” unless done or omitted to be done in bad faith and without reasonable belief that such action or omission was in the best interest of the Company and its affiliates.
C. If this Agreement is terminated before the Expiration Date by Consultant or if this Agreement is terminated by the Company for Cause before the Expiration Date pursuant to Section 4B, Consultant understands and agrees such termination will result in the forfeiture of any remaining unvested equity-based awards Consultant may have under the Equity Award Agreements.
D. Each of the Equity Award Agreements and the Employment Agreement previously entered into on September 13, 2021 by Consultant (while an employee of the Company) and the Company contains a covenant that restricts Consultant from competing with the Company during the term of Consultant’s employment and/or service with the Company and during the 18-month period following the date of termination thereof (the “Restricted Period”). In return for the valuable consideration set forth in this Agreement, the Company and Consultant hereby agree to amend the term of such non-compete restrictive covenant such that the Restricted Period shall be until March 31, 2027.
5.    Intellectual Property:

A.    Definitions. For purposes of this Agreement, the following terms shall have the following definitions:
(a)    “Company Business” means: (1) the design, development, operation, management, advertisement, promotion, solicitation, marketing or sale of health and fitness clubs, health and fitness club memberships, and (2) any media related to the aforementioned.
(b)    “Creations” means any and all ideas, concepts, inventions, and improvements (whether patented, patentable or not), and all copyrighted or copyrightable matter, together with all intellectual property or proprietary rights related to leadership, training and development curriculum.
(c)    “Materials” means, collectively, Creations, Other Information, Trademarks, and Works Made for Hire.
(d)    “Other Information” means all know-how and trade secret information, or any related material or information.
(e)    “Trademarks” means any and all trademarks, trade names, service marks, trade dress and logos, together with the goodwill appurtenant thereto, and all other materials, ideas, or other property.
(f)    “Works Made for Hire” is as defined in 17 U.S.C. § 101, together with all intellectual property or proprietary rights related to the foregoing.
B.    Ownership.
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(a)    Materials Created During Consultant’s Independent Contractor Relationship with the Company. Consultant hereby expressly represents and agrees that all Materials created, conceived, originated, developed, adopted, improved or reduced to practice by Consultant in the course and scope of Consultant’s independent contractor relationship with the Company pursuant to this Agreement, whether solely or in collaboration with others during such relationship, are forever solely and exclusively the property and/or intellectual property of Life Time. Consultant hereby assigns to the Company all rights to such Materials. If any Materials are not considered a works made for hire owned by Company by operation of law, Consultant assigns the ownership of copyrights in such works to Company.
(b)    Non-Applicability. Notwithstanding anything to the contrary in this Section 5B, this Section 5B does not apply to any Materials for which no equipment, supplies, facility, confidential information, proprietary information, or trade secrets of the Company was used and which was developed entirely on Consultant’s own time, and: (1) which does not relate: (i) directly to the Company Business, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Consultant for the Company, during any employment or independent contractor relationship with the Company. Consultant shall sign the Limited Exclusion Notification attached hereto as Exhibit 1, acknowledging receipt of this notice.
6.    Non-Disparagement: Consultant will not malign, defame, disparage or speak ill of the reputation, character, image, products or services of the Company, or the reputation or character of the Company’s current or former directors, officers, employees or agents. Consultant agrees that, during the Term of this Agreement and thereafter, Consultant will not disparage or denigrate Life Time orally or in writing to any third party, and/or via any web or Internet site, social media site, newspaper, or media source of any type. The Company agrees that it will instruct the members of its Executive Leadership Team not to make any disparaging remarks of any sort or otherwise communicate disparaging comments about Consultant to any third party. Nothing in this Section 6 shall be construed to limit or restrict Consultant or the Executive Leadership Team from providing truthful information to the extent required by applicable law in connection with any legal proceeding, government investigation or other legal matter. Notwithstanding the foregoing, nothing in this Agreement is intended to restrict Consultant from exercising any applicable Section 7 rights under the National Labor Relations Act (NLRA), including but not limited to filing a Charge with or speaking to the National Labor Relations Board (NLRB), or from discussing conduct as defined by 42 U.S.C. § 19402 (3), (4) & 42 U.S.C. § 19403(a).

7.    Confidential Information:
A.    Consultant acknowledges, understands and agrees that all Confidential Information which may become known to Consultant under this Agreement, is the exclusive and confidential property of the originator of such Confidential Information and shall be at all times regarded, treated and protected as such in accordance with this Agreement. Failure to mark any writing confidential shall not affect the confidential nature of such writing or the information contained therein.
B.    “Confidential Information” shall include the following types of information, whether communications (oral or written), data and things, tangible or intangible and encompassed in any medium, not generally known by anyone other than the Company and its employees and/or third parties pursuant to a non-disclosure or other similar agreement with the Company: (a) any Company trade secrets; (b) any confidential, proprietary, or secret plans, developments, research, processes, designs, methods, or material (whether or not patented or patentable) of the Company; (c) any customer, member, employee, vendor, or supplier lists of the Company and any related contracts; (d) any strategic or other business, marketing, or sales plans of the Company; (e) any financial data or plans with respect to the Company; or (f) any other confidential or proprietary information or secret aspects of the business of the Company, including Materials.
C.    Confidential Information shall not include information that: (a) is publicly known and such public knowledge or disclosure is not the result of any act or failure to act on the part of the Consultant; (b) is information disclosed to Consultant by a third party which is not, to the Consultant’s knowledge, under a duty of confidentiality to Life Time; or (c) is independently developed by Consultant without access to or use of any Confidential Information. If the Consultant becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information of Life Time or the fact that such Confidential Information has been made available to Consultant, Consultant agrees to provide Life Time with reasonable advance written notice of such intention or requests so that Life
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Time has the opportunity to pursue its legal and equitable remedies regarding such potential disclosure.
D.    During and after the Term of this Agreement, Consultant shall not disclose Confidential Information to any person or entity other than as necessary in performing Consultant’s services on behalf of Life Time, without first obtaining Life Time’s written consent, and will not use or disclose Confidential Information to the detriment of Life Time. Further, Consultant shall take all reasonable precautions to prevent inadvertent disclosure of such Confidential Information. Consultant will use the same degree of care as he should to protect his own confidential information, but in no event less than a reasonable degree of care. Consultant shall also promptly destroy or return to Life Time all Confidential Information within twenty (20) days of the expiration or termination of this Agreement.
E.    Notwithstanding the foregoing, nothing in this Agreement is intended to restrict Consultant from exercising any applicable Section 7 rights under the National Labor Relations Act (NLRA), including but not limited to filing a Charge with or speaking to the National Labor Relations Board (NLRB), or from discussing conduct as defined by 42 U.S.C. § 19402 (3), (4) & 42 U.S.C. § 19403(a).
8.    Representations, Warranties, and Covenants: Consultant represents and warrants that, on an on-going basis: (a) that the services and Materials delivered hereunder: (1) shall be of good quality and free from defects in design, material and workmanship; (2) shall not infringe any third party’s intellectual proprietary rights; (3) will be provided by Consultant; and (4) will be performed in a professional manner using commercially reasonable efforts; and (b) that Consultant: (1) will adhere to and meet the requirements set forth in the applicable SOW (if any) or any applicable design specifications or documentation; and (2) will comply with any and all laws and regulations while performing services under this Agreement. Consultant will promptly notify Company in writing in the event of any breach of such representations and warranties.
9.    Indemnification: Consultant will indemnify, defend and hold harmless the Company and its respective officers, directors, agents, affiliates, subsidiaries, and employees, against any and all third party: claims; losses; damages; liabilities; costs, fines, penalties, and expenses (including reasonable attorneys’ fees) that arise or are alleged to have risen as a result of or in connection with (i) Consultant’s negligent acts or omissions under this Agreement or (ii) Consultant’s breach of any covenant, representation, warranty, or other term of provision contained herein. Life Time will provide prompt written notice of any such suit or claim to Consultant and, at Consultant’s expense, assist Consultant with defense of the suit or claim. The Company will indemnify, defend and hold harmless Consultant and, as applicable, their agents, employees, affiliates, and subsidiaries, against any and all third party: claims; losses; damages; liabilities; costs, fines, penalties, and expenses (including reasonable attorneys’ fees) that arise or are alleged to have risen as a result of or in connection with (i) Company’s negligent acts or omissions under this Agreement or (ii) Company’s breach of any covenant, representation, warranty, or other term of provision contained herein. Consultant will provide prompt written notice of any such suit or claim to Company and, assist the Company with defense of the suit or claim.
10.    Limitations of Liability: IN NO EVENT WILL LIFE TIME BE LIABLE FOR INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT OR TORT, EVEN IF CONSULTANT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. CONSULTANT ACKNOWLEDGES AND AGREES THAT THE ABOVE LIMITATIONS OF LIABILITY ARE REASONABLE. IN NO EVENT WILL CONSULTANT BE LIABLE FOR INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT OR TORT, EVEN IF COMPANY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. COMPANY ACKNOWLEDGES AND AGREES THAT THE ABOVE LIMITATIONS OF LIABILITY ARE REASONABLE.
11.    Conflicts of Interest: Consultant represents that Consultant is not aware of any relationship or arrangement of Consultant or Consultant’s personnel that would (i) prevent the Consultant from entering into this Agreement with Life Time; (ii) interfere with the interests of Life Time; or (iii) result in Consultant or Consultant’s personnel receiving improper personal benefits as a result of providing services to Life Time under this Agreement.

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12.    Arbitration:

A.    Consultant and Company understand and agree that any disputes which may arise regarding the interpretation or application of this Agreement, or that in any way relate to Consultant’s relationship with Life Time or the termination of that relationship, will be resolved through a process of binding arbitration (“Covered Claims”). “Covered Claims” are those brought under any statute, regulation, law, local ordinance, contract, covenant (express or implied), or common law relating to the relationship of the Parties, including but not limited to those concerning compensation, discrimination, harassment (except as provided below), retaliation, benefits, disability or other accommodation, or termination of relationship. Covered Claims do not include claims that as a matter of controlling law cannot be subject to arbitration, unless preempted by the Federal Arbitration Act; claims of sexual assault or sexual harassment, as defined in the federal Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act of 2021 that arose or accrued after March 1, 2022 (unless Consultant elects to arbitrate the claim); actions to compel arbitration or confirm or vacate an Arbitrator’s award under this Agreement; actions for declaratory judgment or injunctive relief arising out of a written non-disclosure, intellectual property, non-solicitation, or non-competition agreement signed by Life Time and Consultant, although Life Time and Consultant give up the opportunity to recover monetary relief from such court action and, instead, are able to pursue a claim for monetary relief through arbitration under this Agreement; and a charge or complaint filed with a federal, state, or local administrative agency such as the Equal Employment Opportunity Commission, National Labor Relations Board, Department of Labor, or similar agency, although Life Time and Consultant give up the opportunity to recover monetary relief from such charge or complaint and, instead, are able to pursue a claim for monetary relief through arbitration under this Agreement. Covered Claims will be arbitrated only on an individual basis, and Consultant waives the right to participate in or receive monetary or other relief from a class, collective, consolidated, or other representative proceeding. Consultant agrees to waive any and all rights to a trial by jury on the Covered Claims.
B.    Neither Consultant nor Life Time may bring a representative claim on behalf of or regarding the rights or interests of other individual(s). An Arbitrator hearing a claim may not combine more than one individual’s claim or claims into a single case or arbitrate any form of a class, collective, consolidated, or other representative proceeding. Any question or dispute concerning the scope or validity of the above Section 12A will be decided by a court of competent jurisdiction and not by an Arbitrator. If a court determines that this Section is invalid, you and Life Time waive any right to arbitration of class, collective, consolidated, or other representative claims, and instead agree and stipulate that such claims will be heard only before a court.
C.    The Arbitrator will be: (1) a retired federal district court judge, retired federal magistrate judge, or retired state trial court judge, who served in that capacity in Minnesota; or (2) an attorney with at least 15 years of experience in employment law in private practice.  Consultant and Life Time will confer and attempt to mutually agree on an Arbitrator who meets the above Arbitrator Qualifications. If Consultant and Life Time cannot agree on an Arbitrator who meets the Qualifications, Consultant and the Company will request that AAA provide a list of nine arbitrators who meet the Qualifications. Consultant and Life Time will confer in person or by telephone and select from that list the Arbitrator who will hear the Covered Claim. The party demanding arbitration will strike a name first and then the responding party, alternating strikes until only one name remains, who will be the selected Arbitrator unless he or she is unavailable or otherwise unable to serve. The selected arbitrator shall arbitrate any dispute in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA”) and the Uniform Arbitration Act.  These rules may be found at www.adr.org and www.law.cornell.edu/rules/frcp/rule_68, respectively, or Consultant can request them from Life Time. The Arbitrator’s authority and jurisdiction will be limited to determining the matter in dispute consistent with controlling law and this Agreement. Because Contractor resides and worked in Minnesota and the Company’s corporate headquarters is based in Minnesota, the Parties agree that the laws of Minnesota shall apply. The Arbitrator will apply—and will not deviate from—the substantive state law of Minnesota and/or federal law under which the claim arose. The Arbitrator will not have the authority to hear disputes not recognized by existing law. The Arbitrator will have the authority to issue an award or partial award on the grounds that there is no claim on which relief can be granted or that there is no genuine issue of material fact, consistent with the standards set forth in Rules 12 and 56 of the FRCP (www.law.cornell.edu/rules/frcp/rule_12 and www.law.cornell.edu/rules/frcp/rule_56). The Arbitrator will have the same authority to order remedies (e.g., emotional distress damages, punitive damages, equitable relief, etc.) as would a court of competent jurisdiction. The Arbitrator will not have the authority to order a remedy that a court would not be authorized to order under the law applicable to the claim. The Arbitrator’s authority will be limited to deciding the case
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submitted by the parties. Therefore, no decision by an Arbitrator will serve as precedent in other arbitrations, except in a dispute between Consultant and Life Time to preclude the same claim from being re-arbitrated. The Arbitrator will evaluate this case under the laws of Minnesota. The arbitration shall be confidential, and the parties agree not to disclose the claims, defenses, evidence, testimony, or outcome of the arbitration, or to otherwise disclose information from the arbitration, unless the arbitration concerns a claim for sexual harassment, discrimination, retaliation, or any claim that may not be treated as confidential under applicable law. No later than thirty (30) days from the date the arbitration hearing concludes, the Arbitrator must issue an award in writing, setting forth in summary form the factual and legal bases for the Arbitrator’s determination. The Company shall pay all costs associated with the arbitration, except that each Party shall each be responsible for the payment of that Party’s attorneys’ fees and costs.
13.    General Provisions:
A.    Survival. The provisions of Sections 2-10, 12, and 13 of this Agreement shall survive the termination and/or expiration of this Agreement.
B.    Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such provision(s) had never been contained herein, provided that such provision(s) shall be curtailed, limited or eliminated only to the extent necessary to remove the invalidity, illegality or unenforceability.

C.    Assignment/Modification. This Agreement may not be assigned or modified, except by a written agreement signed by the Parties hereto. Notwithstanding the preceding sentence, the Company in its sole discretion may assign this Agreement, in whole or in part, to any parent, subsidiary, affiliate, successor or purchaser of the Company without the prior written consent of Consultant. Consultant may not use a subcontractor to provide any products and/or services without Life Time’s prior written consent, and Contactor will remain responsible for any such subcontractor.

D.    Waiver. No waiver by a Party of any breach by the other Party of any of the provisions of this Agreement shall be deemed a waiver of any preceding or succeeding breach of the same or any other provisions hereof. No such waiver shall be effective unless in writing and then only to the extent expressly set forth in writing.

E.    Excusable Delay. Neither Party will be in default of its obligations under the Agreement or liable to the other for any noncompliance arising from causes beyond the reasonable control of the Party, including, without limitation, fires, floods, natural disasters, communication failures and other equipment or telecommunication problems. Each Party will use reasonable efforts to resolve promptly any type of excusable delay.

F.        Notices. All notices between the Parties shall be in writing and shall be sent by a method providing for proof of delivery to the attention of Life Time’s General Counsel and to the Consultant. Other communications may be delivered by e-mail or other means.

G.    Governing Law. Except where prohibited by law, this Agreement is governed by Minnesota law without regard to conflicts of laws principles.

H.    Entire Agreement. This Agreement, the Agreement and General Release, the Equity Award Agreements, and the restrictive covenants set forth in the Employment Agreement previously entered into on September 13, 2021 by Consultant (while an employee of the Company) and the Company (in each case as amended by Section 4D in this Agreement) set out the entire agreement between Life Time and the Consultant with respect to the subject matter contained herein. They supersede all prior agreements, proposals, arrangements and communications, whether oral or written, with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the Parties have executed this Agreement by their signatures below.

For LIFE TIME, INC.	For CONSULTANT

(Signature)	(Signature)

(Printed Name)	(Printed Name)

December 31, 2023
(Title)	(Date)

December 31, 2023
(Date)

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EXHIBIT 1
LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY JEFFREY G. ZWIEFEL (“CONSULTANT”), in accordance with Minnesota Statute § 181.78, that the above and foregoing Life Time Consultant Agreement between Consultant and Life Time, Inc. (together with its parents, affiliates and subsidiaries the “Company”), does not require Consultant to assign or offer to assign to the Company any invention that Consultant developed entirely on his own time without using the equipment, supplies, facilities, or trade secret information of the Company or any affiliate, except for those inventions that either:

1.    RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE BUSINESS OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE COMPANY OR ANY AFFILIATE; OR

2.    RESULT FROM ANY WORK PERFORMED BY CONSULTANT FOR THE COMPANY OR ANY AFFILIATE.

I, the undersigned, acknowledge receipt of a copy of this notification.

(Signature)

(Printed Name)

December 31, 2023
(Date)

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